Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-185175, effective November 28, 2012, File No. 333-142201, effective April 18, 2007, File No. 333-99911, effective September 20, 2002, and File No. 333-38836, effective June 8, 2000) of our reports dated September 17, 2018 on (i) the consolidated financial statements of Asta Funding, Inc. and subsidiaries as of September 30, 2016 and 2015 and for each of the three years in the three-year period ended September 30, 2016 and (ii) the internal control over financial reporting as of September 30, 2016, 2015 and 2014, all of which appear in the Annual Report on Form 10-K/A of Asta Funding, Inc. for the year ended September 30, 2016.

/s/ Mazars USA LLP

Edison, New Jersey

September 17, 2018